Exhibit 10.32

June 17, 2008

Ms. Christine Chung

[PRIVATE ADDRESS]

Dear Chris,

FibroGen, Inc. is pleased to offer you the position of Senior Director, China, reporting to Sarah O’Dowd, Vice President and General Counsel.  We are very excited about the possibility of you joining our team, and we look forward to the prospect of working with you in our innovative company!  The following outlines the specific terms of our offer:

•	Your salary will be $12,533.34 per month, less taxes and standard deductions as required by law. Paid bimonthly, this figure will annualize to $150,400. Your scheduled work week will be 32 hours.

•

Pending any necessary approvals, including those of the Company’s Board of Directors, and in compliance with applicable laws and regulations, we plan to offer you an option to purchase 50,000 shares of common stock of FibroGen, with a vesting base date of the first day of your employment, pursuant to the terms and conditions of the Company’s 2005 Stock Plan, and may be amended or modified from time to time.

•	The above option grant is in addition to the Stock Option grants previously awarded in accordance with terms of your Consulting Agreement:

50,000 – with vesting base date of December 15, 2006, vesting ratably over 3 years

40,000 – vesting upon achievement of the following milestones

10,000 – vesting upon approval of CTA

10,000 – vesting upon initiation of PRC clinical trial – with first patient, first visit.

20,000 – vesting upon completion of significant business transaction – a) closing of significant investment from non-affiliate(s), or b) signing transaction with marketing partner.

•	You will be entitled to fly business class outside of North America

•

You will be eligible for certain FibroGen employee benefits, which will include medical, vision and dental health insurance. Additionally, we offer a 401(k) plan, which provides you with the opportunity for pre-tax long-term savings by deferring from 1-60% of your annual salary, subject to certain maximums. These benefits may be modified or terminated from time to time, and a benefit summary has been included with this letter. More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.

•	As a 32 hour-per-week employee, you will receive twelve (12) days of paid vacation each year, which will accrue at the rate of 1 day per month beginning from your first day of employment at FibroGen.

•

You will abide by FibroGen’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers.  Moreover, because the Company’s proprietary information is extremely important, this offer is expressly subject to your executing the enclosed Confidential Information, Secrecy and Invention Agreement for Employees. You also agree to follow all other rules and policies that the Company may announce from time to time.

Exhibit 10.32

Chung, Chris

•

You will also be required to sign the Employment Eligibility Verification (Form I-9).  (You will need to complete and return Section One of the I-9 form along with your signed offer letter). On your first day of employment, please bring the necessary documents that establish your identity and employment eligibility. Acceptable documents are listed on the reverse side of the I-9 form. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment.  As a result, you are free to resign at any time, for any reason, with or without cause or notice.  Similarly, the Company is free to conclude its employment with you at any time. The changing needs of the Company could also result in changes to certain aspects of your employment, such as compensation, responsibilities, location, etc. These provisions expressly supersede any previous representations, oral or written. Your at-will employment cannot be modified or amended except by written agreement signed by both you and the President of the Company.

Any dispute or claim, including all contract, tort, discrimination and other statutory claims, arising under or relating to your employment or termination of your employment with the Company but excepting claims under applicable workers’ compensation law and unemployment insurance claims (“arbitrable claims”) alleged against the Company and/or its agents shall be resolved by arbitration. However, you and the Company agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets. Such arbitration shall be final and binding on the parties and shall be the exclusive remedy for arbitrable claims. You and the Company hereby waive any rights each may have to a jury trial in regard to the arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in San Mateo (or other mutually agreed upon city) under the National Rules for the Resolution of Employment Disputes. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The Company agrees to pay the fees and costs of the arbitrator. However, the arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted.

Unless otherwise notified by the Company, this offer of employment is effective for 5 business days from the date of this letter. There are two originals of this letter enclosed. If all of the foregoing is satisfactory, please sign and date each original and return one to me within five business days in the enclosed envelope, saving the other original for yourself. Please also complete the following enclosed forms and mail them back with your signed offer letter:

•	I-9 Form
•	Confidential Information, Secrecy and Invention Agreement
•	FibroGen Employment Application

Exhibit 10.32

Chung, Chris

Chris, we look forward to your joining our team at FibroGen.

Sincerely,

/s/ Ted A. Tucker
Ted A. Tucker Vice President, Human Resources

ACCEPTED AND AGREED TO this

    18th     Day of    June,    2008

/s/ Christine Chung
Christine Chung

June 18th, 2008
Intended Start Date

Enclosures:

Benefits Summary

Duplicate Letter

Return Envelope

Employment Eligibility Verification (I-9) Form

Confidential Information, Secrecy and Invention Agreement

FibroGen Employment Application